Exhibit 2.1

STOCK PURCHASE AGREEMENT
By and Among
CG INTERNATIONAL HOLDINGS LIMITED,
UEI HONG KONG PRIVATE LIMITED
And
UNIVERSAL ELECTRONICS INC.

For the purchase of all issued shares in the capital of
Enson Assets Limited, a limited liability company organized under the Laws of the British Virgin Islands

Dated as of November 3, 2010

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ARTICLE I PURCHASE AND SALE OF SHARES	1

1.1 Purchase and Sale of Shares; Closing	1

1.2 Purchase Price	1

1.3 Net Asset Adjustment	3

1.4 Earnings Adjustment	4

ARTICLE II REPRESENTATIONS AND WARRANTIES	5

2.1 Representations and Warranties of Seller	5

2.2 Stock Portion Related Representations and Warranties	15

2.3 Representations and Warranties of Buyer	17

2.4 Representations and Warranties of UEI	18

2.5 Further Assurances by Buyer and UEI	20

ARTICLE III COVENANTS	20

3.1 Closing	20

3.2 Confidentiality	20

3.3 Further Assurances	20

3.4 Maintenance of Existence; Adequate Funds	21

3.5 Consents	21

3.6 Transfer and Reorganization Taxes	21

ARTICLE IV CERTAIN ADDITIONAL COVENANTS	21

4.1 Expenses	21

4.2 Press Releases and Disclosure	21

4.3 Government and other Regulatory Approvals	21

4.4 Reporting Requirements and Furnishing of Information	22

4.5 Piggy-back Registrations	22

4.6 Post-Closing Operation of the Company	23

4.7 Transfer of Shares to shareholders of Seller	23

4.8 Removal of Restricted Legend	23

ARTICLE V CLOSING DELIVERIES	23

5.1 Seller’s Deliveries	23

5.2 Buyer’s Deliveries	25

ARTICLE VI [INTENTIONALLY OMITTED]	26

ARTICLE VII SURVIVAL; INDEMNIFICATION	26

7.1 Survival of Provisions; Assertion of Claims	26

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7.2 Indemnity Obligations	26

7.3 Limitations on Indemnification	27

7.4 Notice of Claims	27

7.5 Third Party Claims	27

7.6 Objection to Claim Notice	28

7.7 Payment	29

7.8 No Limitation on Rights to Indemnification	29

ARTICLE VIII GENERAL	30

8.1 Governing Law	30

8.2 Schedules, Addenda and Exhibits	30

8.3 Amendments	30

8.4 Entire Agreement	30

8.5 Assignment	30

8.6 Counterparts	30

8.7 Waivers	30

8.8 Third Parties	30

8.9 Headings	30

8.10 Gender and Number; Section and Article References	30

8.11 Time of Essence	31

8.12 Interpretation	31

8.13 Notices	31

8.14 Process Agents	32

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TABLE OF EXHIBITS

Exhibit A	-	[Intentionally omitted.]
Exhibit B	-	Form of Non-Competition Agreement
Exhibit C	-	Form of Key Employee Employment Agreement
Exhibit D	-	Form of Certificate by Officer

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STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated November 3, 2010, is entered into by and among CG International Holdings Limited, an exempted company incorporated in the Cayman Islands under the Companies Law with limited liability (“Seller”), UEI Hong Kong Private Limited, a company organized under the Laws of Hong Kong (“Buyer”) and Universal Electronics Inc., a Delaware corporation (for the limited purposes expressly set forth herein) (“UEI”). Seller, Buyer and UEI are each individually referred to herein as a “Party” and collectively as the “Parties.”
     WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Shares (as defined herein), upon the terms and subject to the conditions set forth in this Agreement, which collectively will constitute all of the issued share capital of Enson Assets Limited, a limited liability company organized under the Laws of the British Virgin Islands (“Enson”) as at the Closing; and
     WHEREAS, certain capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Annex A attached hereto.
     NOW, THEREFORE, in consideration of the Parties’ mutual covenants and agreements set forth herein, and for other good, valuable and adequate consideration received, the Parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
          1.1 Purchase and Sale of Shares; Closing.
            (a) Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall transfer and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the right, title and interest of Seller, as of the Closing Date, in and to the Shares.
            (b) Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 A.M. US time as of the date hereof (the “Closing Date”). Legal title, equitable title and risk of loss with respect to the Shares shall not pass to Buyer until the Shares are transferred at the Closing, which transfer, once it has occurred, shall be deemed effective for tax, accounting and other computational purposes as of 11:59 P.M. US time on the Closing Date.
          1.2 Purchase Price. Subject to the terms and conditions of this Agreement, in full consideration for the sale, transfer and conveyance of the Shares, at the Closing (i) Buyer shall pay to Seller Ninety-Five Million Dollars ($95,000,000) (the “Base Cash Portion”) and (ii) Buyer shall deliver to Seller One Million Four Hundred Sixty Thousand (1,460,000) shares of the common stock of UEI, par value $0.01 (the “UEI Shares” or the “Stock Portion” representing approximately 9.85% of the outstanding share capital of UEI and together with the Base Cash Portion, as finally adjusted, the “Purchase Price”), all payable as follows:
            (a) Payment of Cash Portion. On the Closing Date, Buyer shall pay to Seller Ninety Million Dollars ($90,000,000) in immediately available funds by bank wire transfer in accordance with the payment instructions and to the account as may be designated by Seller in writing, no later than the fifth (5th) business day prior to Closing (the “Seller’s Account”). The balance of Five Million Dollars ($5,000,000) (the “Holdback Amount”) shall be held back by Buyer. Such holdback constitutes security for the obligations of Seller under Sections 1.3(d)(i) and 1.4(d) of this Agreement and for the indemnification obligations of Seller under Article VII of this Agreement, all in accordance with the provisions and procedures set forth herein, and the Holdback Amount shall be held by Buyer in a separate account (the “Account”). Buyer shall release the then-remaining balance of the Holdback Amount (i.e., not being Segregated Funds) in accordance with instructions and to an account designated by Seller at 5:00 p.m., Pacific Time, on the first anniversary of the date hereof (the “Release Date”) (the period of time from the Closing Date through and including the Release Date is referred to herein as the “Holdback Period”), subject to the following:
               (i) Pending the resolution of a Claim or a Third Party Claim (each a “Contested Claim”) in accordance with Article VII, upon sending the relevant Claim Notice, Buyer shall set aside and segregate from the Account the lesser of (i) an amount of cash that would be sufficient to completely discharge the Contested Claim in the amount stated in the Claim Notice or (ii) the amount then-remaining in the Account as of the date of the Claim Notice (the “Segregated Funds”); provided, however, only cash that is the subject of a Claim Notice in connection with which Buyer has commenced a litigation proceeding by the serving of a writ during the Holdback Period will constitute Segregated Funds that remain in the Account subsequent to the expiration of the Holdback Period as applicable. The Segregated Funds shall be available for distribution only under the terms and conditions set forth in subsection (ii) and (iii) hereinafter.
               (ii) Buyer shall, within five (5) Business Days of one of the following events (as applicable), release out of the Account and to itself or other applicable Indemnified Party(ies), in connection with a Claim Notice out of the Segregated Funds to the Indemnified Party(ies):
                    (A) if Buyer does not receive any Objection to such Claim Notice during such Objection Period, in the amount that is the lesser of (a) the entirety of the Segregated Funds or (b) an amount of Segregated Funds that would be sufficient to completely discharge the amount stated in the Claim Notice; or
                    (B) if Buyer receives any Objection to such Claim Notice during the Objection Period, in the amount that is the lesser of (a) the entirety of the Segregated Funds or (b) an amount of Segregated Funds that would be sufficient to completely discharge the amount stated in and in accordance with (x) a written memorandum executed by the applicable parties in accordance with Section 3 hereof and Section 7.6 or (y) a certified copy of a final non appealable order entered against Seller by a court of competent jurisdiction in accordance with

Section 8.1 of the Purchase Agreement, upon receipt from Buyer of a certificate, signed by the corporate secretary of Buyer.
              (iii) The remainder of any amount covered by a Claim Notice and held as Segregated Funds which is not required to be paid to the Indemnified Party(ies) pursuant to subsection (ii) or with respect to which Claim the Buyer Indemnitiees have not taken action to commence legal proceedings within the Holdback Period shall be promptly “de-segregated” and returned to the Account unless such final settlement occurs after the Release Date, in which case such remainder shall be paid to Seller.
          (b) Delivery of Stock Portion. On the Closing Date, Buyer shall deliver to Seller the Stock Portion.
     1.3 Net Asset Adjustment.
          (a) Calculation of the Net Assets.
               (i) Initial Calculation; Dispute by Seller. As soon as reasonably practicable following the Closing Date, and in any event within twenty (20) Business Days after the date that Enson closes their books with respect to the Closing, Enson shall prepare and deliver to the Auditor for review (i) the closing balance sheet and profit and loss (P&L) statement for Enson, on a consolidated basis, as at the Closing Date, in accordance with the Net Asset Principles and (ii) a calculation of the Net Assets as of the Closing Date based upon such balance sheet and profit and loss statement and adjusted in accordance with the agreed adjustment as set out in Annex C, and the Auditor shall confirm in a report (delivered to Enson, UEI and Seller within forty five (45) calendar days) if there is any adjustments that the Auditor is of the view should be made to the Net Assets and/or the calculation thereof and all documentation in support thereof on the basis of and in accordance with the Net Assets Principles and Annex C and whether there were mathematical errors in the calculation. Enson and Seller shall have ten (10) Business Days from receipt thereof to submit a written notice (a “Dispute Notice”) to the other and to Auditor setting forth any dispute that either, in good faith, makes with respect to such report, and Enson, Buyer and Seller shall, in good faith, work to promptly resolve all issues set forth in such Dispute Notice.
               (ii) [Intentionally omitted.]
          (b) Access to Information. Buyer shall promptly make available to the Seller and/or the Auditor, as applicable, all information (as in the possession or control of the Buyer and Enson) and personnel who prepared such information as may be reasonably required to enable the Auditor’s preparation of the report pursuant to Section 1.3(a)(i), including, without limitation, the calculation of the Net Assets by Enson and rendering of the Auditor’s Decision, as applicable.
          (c) Costs and Expenses. Enson and Seller shall each bear one-half (1/2) of the Auditor’s costs and expenses.
          (d) Post Closing Purchase Price Adjustment. Within five (5) Business Days of the First Determination Date:

               (i) to the extent that the Net Assets are less than Sixty Eight Million Five Hundred Thousand ($68,500,000) (the “First Reference Amount”), Seller shall pay to Buyer an amount equal to such difference, plus interest on such amount from the Closing Date at the Prime Rate as of the First Determination Date (computed on the basis of a 365-day year for actual days elapsed), in immediately available funds by (x) joint written instruction of the Buyer and Seller to transfer the difference plus interest from the Account and (y) in case the difference is more than the balance in the Account, by bank wire transfer of such deficit, in accordance with such instructions and to an account designated by Buyer; and
               (ii) to the extent that the Net Assets are more than the First Reference Amount, Buyer shall pay to Seller an amount equal to such difference, plus interest on such amount from the Closing Date at the Prime Rate as of the First Determination Date (computed on the basis of a 365-day year for actual days elapsed), in immediately available funds by bank wire transfer in accordance with such instructions and to an account designated by Seller.
     1.4 Earnings Adjustment.
          (a) Calculation of Earnings. As soon as reasonably practicable following March 31, 2011, and in any event within ten (10) Business Days after the date that Enson closes their books with respect to March 31, 2011, Buyer shall cause Enson to commission the Auditor to prepare audited consolidated financial statements of Enson for the year ending and as of March 31, 2011 in accordance with the Company Earnings Principles (the “Audited Accounts”) and a calculation of the Company Earnings for the year ended March 31, 2011 based upon the Audited Accounts and adjusted in accordance with the agreed adjustment as set out in Annex C within forty five (45) calendar days of confirmation and acknowledgement of its appointment in connection herewith and in any event not later than June 30, 2011. Enson and Seller shall have ten (10) Business Days from receipt thereof to submit a Dispute Notice to the other and to Auditor setting forth any adjustments that either, in good faith, makes to such Audited Accounts and Company Earnings, and Enson, Buyer and Seller shall, in good faith, work to promptly resolve all issues set forth in such Dispute Notice.
          (b) Access to Information. Buyer shall promptly make available to the Seller and the Auditors all information (as in the possession or control of Buyer) and personnel as may be reasonably required to enable the preparation of the Audited Accounts.
          (c) Costs and Expenses. Enson and Seller shall each bear one-half (1/2) of the Auditor’s costs and expenses.
          (d) Post Closing Purchase Price Adjustment. Within five (5) Business Days of the Second Determination Date, to the extent that the Company Earnings are less than Sixteen Million One Hundred And Eighty-Two Thousand ($16,182,000) (the “Second Reference Amount”), Seller shall pay to Buyer an amount equal to the product of (a) the difference between the Company Earnings and the Second Reference Amount, multiplied by (b) one and one half (1.5), plus interest on such amount from the Closing Date at the Prime Rate as of the Second Determination Date (computed on the basis of a 365-day year for actual days elapsed), in immediately available funds by bank wire transfer in accordance with such instructions and to an account designated by Buyer.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
          2.1 Representations and Warranties of Seller. Except as set forth in a disclosure letter (the schedules of exceptions and disclosures) delivered in connection herewith (the “Disclosure Schedules”), Seller hereby represents and warrants to Buyer and UEI as follows:
            (a) Organization and Standing; Power and Authority; Enforceability.
               (i) Seller is an exempted company with limited liability, duly incorporated, validly existing and in good standing under the laws of the Cayman Islands. Seller has all requisite power and authority (including corporate, as applicable) to enter into the Transaction Documents and perform its obligations hereunder and thereunder. The Transaction Documents have been, or upon execution thereof will be, duly executed and delivered by Seller. The Transaction Documents constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to Laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity. The Transaction Documents and the transactions contemplated thereby and hereby have been duly approved by all corporate action required by Law, and no other corporate proceedings on the part of Seller or its shareholder(s) are necessary to authorize the Transaction Documents or to consummate the transactions contemplated thereby and hereby.
               (ii) Each of the BVI Companies (a) is a limited liability company duly organized and validly existing under the laws of the British Virgin Islands, (b) except as set forth on Schedule 2.1(a)(ii)(b), only transacts business in the British Virgins Islands and (c) has all requisite corporate power and authority to own, lease and operate its Assets and to carry on the business and operations as it is now being conducted. The BVI Companies do not have any subsidiaries, whether directly or indirectly, (c) do not have any shares of capital stock or any other ownership interest in any Person, and none of the BVI Companies is a partner (general or limited), joint venturer or participant in any partnership, joint venture or other corporate entity except for CG Group’s interests in C.G. Timepiece Limited, a company organized under the Laws of Hong Kong (“C.G. Timepiece”) and CG Asia Limited, a company organized under the Laws of the British Virgin Islands (“CG Asia”) and Enson’s interests in the Subsidiaries.
               (iii) Each of the Hong Kong Companies (a) is a limited liability company duly organized and validly existing under the laws of Hong Kong, (b) only transacts its business in Hong Kong and (c) has all requisite corporate power and authority to own, lease and operate its Assets and to carry on the business and operations as it is now being conducted. None of the Hong Kong Companies has any subsidiaries, whether directly or indirectly, nor owns any shares of capital stock or any other ownership interest in any Person, and none of the Hong Kong Companies is a partner (general or limited), joint venturer or participant in any partnership, joint venture or other corporate entity except for C.G. Development’s interests in Gemstar Technology (China) Co., Ltd., a company organized under the Laws of the People’s Republic of China (“Gemstar (China)”) and Gemstar Technology (Yangzhou) Ltd., a company organized under the Laws of the People’s Republic of China (“Gemstar (Yangzhou)” together with Gemstar (China), the “Gemstar Companies”).
               (iv) Each of the Gemstar Companies (a) is a limited liability company duly organized and validly existing under the laws of the People’s Republic of China, (b) is duly qualified to transact business as a wholly foreign owned enterprise in the People’s Republic of China and (c) has all requisite corporate power and authority to own, lease and operate and to carry on the business and operations as it is now being conducted. Neither of the Gemstar Companies has any subsidiaries, whether directly or indirectly, or owns any shares of capital stock or any ownership interest in any Person, and neither of the Gemstar Companies is a partner (general or limited), joint venturer or participant in any partnership, joint venture or other corporate entity.
          (b) Charter or Constitutional Documents. Copies of the certified charter or constitutional documents of Seller and the Companies delivered to Buyer by Seller pursuant to Section 5.1(g) herein are true, correct and complete in all material respects, and have not been amended or modified since the respective dates thereof.
          (c) Conflicts; Defaults. Neither the execution and delivery of the Transaction Documents, nor the performance by Seller of the transactions contemplated hereby or thereby, will (A) violate, conflict with, or constitute a default under: (1) any of the terms of Seller’s or any of the Companies’ charter or constitutional documents, (2) any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, or any order, judgment or decree, relating to the business or operations of Seller or any of the Companies, or by which Seller or any of the Companies is bound or (3) any Law; (B) constitute an event which, after notice or lapse of time or both, would result in such violation, conflict, default, acceleration, or creation or imposition of Liens on any shares or any Assets of any of the Companies; or (C) constitute an event which, after notice or lapse of time or otherwise would create, or cause to be exercisable or enforceable, any option, agreement or right of any kind to purchase any of the shares or any Assets of any of the Companies.
          (d) Capitalization.
               (i) The authorized share capital of Enson is $80,000.00 divided into 80,000 ordinary shares of nominal value $1.00 each, of which 60,225 ordinary shares have been issued at nominal value $1.00 each (the “Shares”). The Shares constitute all issued share capital of Enson. All of the Shares have been duly authorized, are validly issued, fully paid and non assessable and are owned and held of record by Seller.
               (ii) The authorized share capital of C.G. Technology consists of 10,000 non-voting deferred shares of nominal value HK$1.00 each and 1,000 ordinary shares of nominal value HK$1.00 each, of which 10,000 non-voting deferred shares and 2 ordinary shares have been issued at nominal value of HK$1.00 each (the “C.G. Technology Shares”). The C.G. Technology Shares constitute all issued share capital of C.G. Technology. All of the C.G. Technology Shares have been duly authorized, are validly issued, fully paid and non assessable and are owned and held of record by Enson.

               (iii) The authorized share capital of C.G. Development consists of 10,000 ordinary shares of nominal value HK$1.00, of which 2 ordinary shares have been issued at nominal value of HK$1.00 (the “C.G. Development Shares”). The C.G. Development Shares constitute all issued share capital of C.G. Development. All of the C.G. Development Shares have been duly authorized, are validly issued, fully paid and non assessable and are owned and held of record by Enson.
               (iv) The entire registered capital of Gemstar (China) is $8,000,000 has been duly authorized, is validly issued, fully paid and non assessable and is owned and held of record by C.G. Development (the “Gemstar (China) Interests”).
               (v) The entire registered capital of Gemstar (Yangzhou) is US$18,650,000 and has been duly authorized, is validly issued, fully paid and non assessable and is owned and held of record by C.G. Development (the “Gemstar (Yangzhou) Interests”).
               (vi) The authorized share capital of Gemstar Polyfirst consists of 10,000 ordinary shares of nominal value HK$1.00, of which 2 ordinary shares have been issued at nominal value of HK$1.00 (the “Gemstar Polyfirst Shares”). The Gemstar Polyfirst Shares constitute all issued share capital of Gemstar Polyfirst. All of the Gemstar Polyfirst Shares have been duly authorized, are validly issued, fully paid and non assessable and are owned and held of record: one by Enson and the other one by C.G. Development in trust for Enson.
               (vii) The authorized share capital of CG Group consists of 50,000 ordinary shares of nominal value $1.00, of which 1 ordinary share has been issued at nominal value of $1.00 (the “CG Group Share”). The CG Group Share constitutes all issued share capital of CG Group. The CG Group Share has been duly authorized, is validly issued, credited fully paid and non assessable and is owned and held of record by Enson.
               (viii) The authorized share capital of C.G. Timepiece consists of 10,000 ordinary shares of nominal value HK$1.00, of which 1 ordinary share has been issued at nominal value of HK$1.00 (the “C.G. Timepiece Share”). The C.G. Timepiece Share constitutes all issued share capital of C.G. Timepiece. The C.G. Timepiece Share has been duly authorized, is validly issued, fully paid and non assessable and is owned and held of record by CG Group.
               (ix) The entire authorized share capital of CG Asia consists of 50,000 ordinary shares of nominal value $1.00 of which 1 ordinary share has been issued at nominal value of $1.00 (the “CG Asia Share”). The CG Asia Share constitutes all issued share capital of CG Asia. The CG Asia Share has been duly authorized, is validly issued, fully paid and non assessable and is owned and held of record by CG Group.
               (x) (i) There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Companies or its shareholder to issue, sell, or otherwise cause to become outstanding any equity interest, (ii) there are no instruments, agreements, arrangements or understandings in respect of the equity of any of the Companies, including without limitation voting trusts, proxies or other similar voting arrangements and (iii)

there are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to any of Companies.
          (e) Title to Shares.
               (i) Seller is the lawful owner, of record and beneficially, of all of the Shares, free and clear of any Liens whatsoever, and with no restrictions on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Except for this Agreement, there are no agreements, contracts or understandings between Seller and any other Person with respect to the acquisition, disposition, transfer or voting of or any other matters pertaining to the Shares. Upon payment in full of the Base Cash Portion and the Stock Portion at Closing pursuant to Section 1.2, good, valid and marketable title to the Shares will pass to Buyer, free and clear of all Liens, and with no restrictions on the voting rights or other incidents of record and beneficial ownership of the Shares.
               (ii) Enson is the lawful owner, of record and beneficially, of all of the Gemstar Polyfirst Shares, C.G. Technology Shares, C.G. Development Shares and CG Group Shares (“Direct Subsidiary Shares”), all free and clear of any Liens whatsoever, and with no restrictions on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Except for this Agreement, there are no agreements, contracts or understandings between Enson and any other Person with respect to the acquisition, disposition, transfer or voting of or any other matters pertaining to the Direct Subsidiary Shares.
               (iii) C.G. Development is, and will remain at Closing, the lawful owner, of record and beneficially, of all of the Gemstar (China) Interests and all of the Gemstar (Yangzhou) Interests, free and clear of any Liens whatsoever, and with no restrictions on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Except for this Agreement, there are no agreements, contracts or understandings between C.G. Development and any other Person with respect to the acquisition, disposition, transfer or voting of or any other matters pertaining to the Gemstar (China) Interests or the Gemstar (Yangzhou) Interests.
               (iv) CG Group is, and will remain at Closing, the lawful owner, of record and beneficially, of all of the C.G. Timepiece Shares and all of the CG Asia Shares, free and clear of any Liens whatsoever, and with no restrictions on the voting rights and other incidents of record and beneficial ownership pertaining thereto. Except for this Agreement, there are no agreements, contracts or understandings between CG Group and any other Person with respect to the acquisition, disposition, transfer or voting of or any other matters pertaining to the C.G. Timepiece Shares or the CG Asia Shares.
          (f) Tangible Property. Each of the Companies owns good, marketable and exclusive title to, or has a valid leasehold in, all tangible personal property, located at the location (in respect of each Company) as set out in Schedule 2.1(f) (including without limitation, all vehicles, machinery, equipment, tools, computer hardware, furniture, fixtures (both real and personal), furnishings and other similar property) necessary for or used in, or held for use in, the conduct of its business and operations as presently conducted (the “Tangible Property”). The Tangible Property is now and at the Closing Date will be free and clear of all Liens of any kind or nature whatsoever, other than Permitted Liens. The Tangible Property of the Companies, together with the Business Intellectual Property and the Real Property, constitutes all of the material assets, properties, rights and interests necessary in order for Buyer to conduct each of the relevant Company’s business and operations as necessary to meet the relevant Company’s current contractual obligations. The Tangible Property is generally in good and operating quality, condition and repair, normal wear and tear excepted.
          (g) Real Property.
               (i) Schedule 2.1(g)(i) contains a list of (i) all the owned real property of the Companies (the “Owned Real Property”) and (ii) all real property in which the Company has a leasehold interest (the “Leased Real Property”), together with a list of all lease agreements (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each Leased Real Property (each a “Lease”). The Owned Real Property and the Leased Real Property (together, the “Real Property”) constitute all of the real property interests which are leased, licensed, used or occupied by the Company.
                    (A) With respect to the Owned Real Property, the Company has full title under and subject to the applicable laws to such Owned Real Property free and clear of all Liens, except for Permitted Liens. Gemstar (China) is the registered owner of the Real Property of Gemstar (China) and Gemstar (Yangzhou) is the registered owner of such Real Property of Gemstar (Yangzhou). The land premium or acquisition consideration and other due fees and taxes regarding the acquisition of such Owned Real Property have been fully paid in.
                    (B) Each Company has delivered to Buyer a true and complete copy of each Lease. Each Lease constitutes valid and binding obligations of the relevant Company, enforceable against such Company in accordance with its terms, subject to Laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity.
               (ii) With respect to the Real Property:
                    (A) With respect to the Owned Property, no portion thereof is subject to any pending condemnation proceeding by any public or quasi-public authority and there is no threatened condemnation proceeding with respect to any of the Real Property;
                    (B) With respect to the Leased Real Property, (i) the rent and all other sums payable under each Lease have been paid to date, (ii) no security deposit or portion thereof deposited with respect to any Lease has been applied in respect of a material breach or default under such Lease which has not been redeposited in full, (iii) all material covenants and conditions contained in each Lease or in any license, consent or other document entered into supplemental to such Lease, on the part of the tenant and the landlord have been observed and performed in all material respects to date and (iv) no breaches have been waived or acquiesced in and there are no rent reviews outstanding or exercisable by any lessor from a date prior to the Closing Date;

                    (C) there are no contracts, written or oral, to which any Company is a party, granting to any party or parties the right of use or occupancy of any portion of the parcels of the Real Property;
                    (D) none of the Companies has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered any Real Property or any interest therein and there are no parties (other than Companies) in possession of the Real Property;
                    (E) the transactions contemplated hereby do not require the consent of any other party to any Lease; will not result in a breach of or default under any Lease or otherwise cause any Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;
                    (F) there are no outstanding disputes, claims, actions, demands or complaints in respect of any Real Property;
                    (G) none of the Companies nor any other party to any Lease is in breach or default under such Lease and there are no existing facts or conditions, which, with the giving of notice, the passage of time or both are reasonably likely to give rise to any such breach or default, or any claim against any Company or any other party to a Lease;
                    (H) no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute a breach or default under any Lease by any Company or any other party to a Lease, or permit the termination, modification or acceleration of rent under a Lease;
                    (I) there are no forbearance programs in effect with respect to any Lease;
                    (J) all of the improvements situated in whole or in part on any Real Property are in operating condition and are usable, adequate and sufficient for the uses to which they are put in the business and operations of the relevant Company, normal wear and tear excepted;
                    (K) each Company has obtained or will obtain prior to Closing, any and all consents of the landlord(s) under the Leases and any subleases thereto, and such Lease and subleases shall continue in full force and effect as is in effect as of the date hereof without the payment of any additional sums.
          (h) Material Contracts. The Company has heretofore delivered to Buyer true and correct copies of contracts with Material Suppliers and Material Customers (each, a “Material Contract”) which are in full force and effect, in accordance with its terms, subject to Laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity. Each Company has performed all obligations required to be performed by it to date under the relevant Material Contracts in all material respects and no Company nor any other party to any Material Contract has any material breach or improperly terminated any Material Contract or is in default under any of the Material Contracts in any material respect. No Company has received notice of any default, offset, counterclaim or defense under any Material Contract and there exists no condition or event which with the giving of notice, the passage of time or both, would reasonably give rise to a material breach, termination or default.
          (i) Financial Statements.
               (i) Seller has previously delivered to Buyer true and complete copies of (A) the audited consolidated financial statements of Enson for the three fiscal years ended March 31, 2008, March 31, 2009 and March 31, 2010 and unaudited consolidated financial statements of Enson for the five months ended August 31, 2010, (B) the audited financial statements of each of the Hong Kong Companies for the two fiscal years ended March 31, 2008 and March 31, 2009, (C) the unaudited financial statements of each of the Hong Kong Companies for the fiscal year ended March 31, 2010 and five months ended August 31, 2010, (D) the audited financial statements of each of the Gemstar Companies for the three fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, (E) the unaudited financial statements of the Gemstar Companies for the three months ended March 31, 2010, for the six months ended June 30, 2010 and for the eight months ended August 31, 2010 (F) the audited financial statements of CG Group for the two fiscal years ended March 31, 2008 and March 31, 2009, (G) the unaudited financial statements of CG Group for the fiscal year ended March 31, 2010 and five months ended August 31, 2010, (H) the audited financial statements of CG Asia for the two fiscal years ended March 31, 2008 and March 31, 2009, (I) the unaudited financial statements of CG Asia for the fiscal year ended March 31, 2010 and five months ended August 31, 2010 ((A) through (I) collectively, the “Financial Statements”).
               (ii) Each of the Financial Statements (i) is true, complete and correct in all material respects, (ii) was prepared from the accounting Books and Records kept by the relevant Company for its business and operations (which accounting Books and Records are true, correct and complete in all material respects), in accordance with HKFRS and generally accepted accounting principles in the People’s Republic of China (as the case may be) applied on a consistent basis and (iii) presents a true and fair view in all material respects the financial position and results of operations of the relevant Company as of and for the periods then ended (subject to normal recurring year-end adjustments in the case of the unaudited financial statements and the absence of footnote disclosure), consistent with state and local Tax Returns filed by the relevant Company save and except depreciation allowance and tax adjustments.
          (j) Absence of Undisclosed Liabilities. No Company has any material debts, liabilities or obligations of any nature relating to or in connection with its business or operations that are not (i) set forth on the face of the unaudited consolidated financial statements and disclosure notes of Enson as at August 31, 2010 or (ii) other than through any breach or default by the Companies, incurred in the ordinary course of business consistent with past practice since August 31, 2010.
          (k) Accounts Receivable. All accounts receivable outstanding as at the Closing Date will represent sales actually made in the ordinary course of business consistent with past practice and are subject to no counterclaims, setoffs or rights to return reasonably likely to interfere with full and timely collection of, any of such outstanding accounts receivable other than routine credits granted for errors in ordering, shipping, pricing, defects or similar matters.

Seller has previously delivered to Buyer an aged listing by customer of the accounts receivable that were outstanding as of September 30, 2010, which is true and correct in all material respects.
          (l) Litigation. No Company is subject to any order of, or written agreement or memorandum of understanding with, any Governmental Authority, and there exists no litigation, action, suit, claim, audit or proceeding pending or threatened against or affecting any Company or its business, operations or Assets, at law or in equity or before any Governmental Authority, and no one has valid grounds to assert any such litigation, action, suit, claim or proceeding. There are no actions, suits, claims, audits or proceedings pending or threatened, seeking to or that would reasonably be expected to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement. The Companies have provided to the Buyer a list description of (A) all litigation, actions, suits, investigations, claims, audits and proceedings asserted, brought or threatened against each of the Companies since January 1, 2007, together with a description of the outcome or present status thereof and (B) all judgments, orders, decrees, writs or injunctions entered into by or against each of the Companies that remain in effect or have not yet been complied with by each Company. There is no action, suit, claim, audit or proceeding brought by any Company against any Person that is pending.
          (m) Customers and Suppliers. No Material Customer or Material Supplier has terminated or, to the Knowledge of Seller, intends to terminate its relationship with such Company, has decreased or limited or intends to decrease or limit its purchases or supplies (as applicable) or would not continue to purchase or supply from or to the Company, nor has any such Material Customer or Material Supplier indicated to the Company that it intends to do so.
          (n) Compliance with Law; Illegal Payments. Each of the Companies has maintained, and has caused its directors, officers, agents, employees or any other Persons acting on its or their behalf to maintain, its Assets and operated its business and operations in compliance with all applicable laws and regulations including anti-corruption or anti-bribery laws and regulations, in all material respects.
          (o) Brokers, Finders and Agents. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Transaction Document based upon arrangements made by or on behalf of a Company.
          (p) Intellectual Property. Collectively, the Companies own and possess, free and clear of all Liens, all right, title and interest in and to, or have the rights to use, all Intellectual Property necessary or desirable for the operation of the business and operations of each of the Companies, as applicable, as currently conducted (the “Business Intellectual Property”). No Company has infringed, misappropriated or otherwise conflicted with or violated, and neither the operation of the business and operations of any of the Companies nor the ownership or use of any of the Business Intellectual Property infringes, misappropriates or otherwise conflicts with or violates, any Intellectual Property rights of any third party. To the Knowledge of Seller, no third party has infringed, misappropriated or otherwise conflicted with or violated any of the Business Intellectual Property. All of the Business Intellectual Property shall be owned or available for use by the Companies immediately after the Closing.

          (q) Permits. Each of the Companies is in full compliance in all material respects with each Permit set forth on Schedule 2.1(q), as applicable. Such Permits constitute all necessary Permits that are required by Law or are otherwise necessary for the operation of the business and operations of each Company as the same are currently being operated and for ownership or use of its Assets, as applicable. All such Permits are in full force and effect and will be in full force and effect as at the Closing Date. There has been no material change in the facts or circumstances reported or assumed in the application for or granting of such Permits that would result in the invalidity or revocation of any Permit. None of the Companies has received written notice from any Governmental Authority regarding any proposed modification, non-renewal, suspension, revocation or cancellation of any Permits, and no event has occurred which could reasonably be expected to result in the modification, non-renewal, suspension or cancellation of any such Permits.
          (r) Labor Matters. Seller has previously delivered to Buyer a form of the standard employment contracts and non-competition contracts to which each of the Companies is a party or by which each of the Companies is bound. No Company is a party to any collective bargaining agreement or other labor union contract. No collective bargaining agreement is being negotiated by any Company. No Company has agreed to bargain with any labor organization. No Company has agreed to recognize any union or other collective bargaining unit. No petition for representation has been filed, and no union has been certified as representing the employees of the Company. No Company has been fined or ordered to pay any overdue payment by any competent authority due to its default or delay in the payment of the due salary or social security fees. To the Knowledge of Seller, there are no activities or proceedings of any labor union employees, or other party(ies), to organize the employees of any Company.
          (s) Employee Plans. No Company has any employee benefit plans (each an “Employee Plan” and collectively, “Employee Plans”) in effect on the date of this Agreement, and no Company has had any Employee Plans in effect for the five (5) years preceding the date of this Agreement.
          (t) Environmental Matters.
               (i) There are no underground storage tanks on any Owned Real Property or the Leased Real Property.
               (ii) Seller has previously provided to Buyer true and complete copies of all material reports of environmental investigations from the three years prior to the date hereof, including, but not limited to, environmental site assessments, conducted on any portion of any property currently used by the Company in its business or any property that is in any Company’s possession.
          (u) Absence of Certain Changes in Circumstances. Since August 31, 2010, there has not occurred any material adverse change in the financial condition, results of operations, Assets or Liabilities of each Company and each Company’s business and operations has been conducted in the ordinary course of business consistent with past practice.

          (v) Taxes.
               (i) Each of the Companies has duly prepared and filed or caused to be prepared and filed all Tax Returns required to be filed by it with any Governmental Authority. Each such Tax Return is true, correct and complete in all material respects. All Taxes owed to any Governmental Authority by any Company for periods covered by such Tax Returns and all claims, demands, assessments, judgments, costs and expenses connected therewith, have been paid in full on or before the relevant due date.
               (ii) No Hong Kong Company or BVI Company is required to withhold any Taxes and each of the Gemstar Companies has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. No Company has any Liability for Taxes of any Person, as a transferor, transferee or successor, by contract, or otherwise. There are no Liens or other encumbrances with respect to Taxes upon any of the Assets other than with respect to Taxes not yet due and payable.
               (iii) No Company has any Tax deficiency proposed or assessed against it, nor has any Company executed any waiver of any statute of limitations on the assessment or collection of any Tax or governmental charge. No Company is a party to any action or proceeding nor is any such action or proceeding threatened, for the assessment or collection of any Taxes and no deficiency notices or reports have been received by any Company in respect of any Tax. There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Company may be subject.
               (iv) No Company has ever been a member of an affiliated group filing consolidated or combined Tax Returns since January 1, 2000.
               (v) Each of the Companies has furnished to Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by each of the Companies filed or received since its taxable year ending March 31, 2009 (for the Hong Kong Companies and the BVI Companies), and December 31, 2009 (for Gemstar Companies). No claim has been made by an authority in a jurisdiction where any Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (vi) To the best knowledge of the Seller, each of the Companies will remain entitled to all the tax incentives and other tax preferential treatments it is currently entitled to on term and conditions according to the relevant tax law and regulations.
          (w) Bank Accounts. The Seller has delivered to the Buyer a schedule setting out the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any of the Companies maintains any safe deposit boxes or accounts (specifying the identifying numbers), and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

          (x) Books and Records. The Books and Records of each of the Companies is a materially accurate record of transactions relating to each of the Companies in all material respects, and have been maintained on a consistent practice in all material respects.
     2.2 Stock Portion Related Representations and Warranties. Seller hereby represents and warrants to Buyer as follows:
          (a) Seller recognizes that no Governmental Authority has recommended or endorsed the purchase of the UEI Shares.
          (b) Seller is acquiring the UEI Shares for its own account as principal, not, in whole or in part, as a nominee or agent for or otherwise on behalf of any other Person, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof.
          (c) Seller has not been furnished with any oral representation or information in connection with the offering of the UEI Shares that is not contained in, or is in any way contrary to or inconsistent with, statements made herein or in documents regarding UEI available at www.sec.gov.
          (d) Seller is not subscribing for the UEI Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the Internet, television or radio or presented at any seminar or meeting or any public announcement or filing of or by UEI.
          (e) No representations or warranties have been made to Seller by Buyer or UEI, or any officer, employee, agent, affiliate or subsidiary of Buyer or UEI, other than the representations of Buyer and UEI contained herein, and in subscribing for the UEI Shares, Seller is not relying upon any representations other than those contained herein.
          (f) Seller understands and acknowledges that UEI does not intend to register the UEI Shares under the Securities Act, or to assist the undersigned in complying with the securities laws of any state of the United States or of any foreign jurisdiction.
          (g) Seller understands and acknowledges that the UEI Shares are being offered and sold in reliance on an exemption from the registration requirements of United States federal and state securities laws under Regulation S promulgated under the Securities Act and that UEI is relying in part upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the applicability of such exemptions and the suitability of Seller to acquire the UEI Shares. In this regard, Seller further represents, warrants and agrees that:
               (i) Seller is not a U.S. Person (as defined below) and is not an affiliate (as defined in Rule 501(b) under the Securities Act) of Buyer or UEI and is not acquiring the UEI Shares for the account or benefit of a U.S. Person. A U.S. Person means any one of the following:
                    (A) any natural person resident in the United States of America;

                    (B) any partnership or corporation organized or incorporated under the laws of the United States of America;
                    (C) any estate of which any executor or administrator is a U.S. person;
                    (D) any trust of which any trustee is a U.S. person;
                    (E) any agency or branch of a foreign entity located in the United States of America;
                    (F) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person;
                    (G) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and
                    (H) any partnership or corporation if: (A) organized or incorporated under the laws of any foreign jurisdiction; and (B) formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.
               (ii) Any resale of the UEI Shares during the ‘distribution compliance period’ as defined in Rule 902(f) to Regulation S shall only be made in compliance with exemptions from registration afforded by Regulation S; pursuant to registration of the UEI Shares under the Securities Act; or pursuant to an available exemption from the registration requirements of the Securities Act, and Seller agrees not to engage in hedging transactions with regard to the UEI Shares unless in compliance with the Securities Act;
               (iii) At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, Seller was outside of the United States.
               (iv) Neither the Seller nor or any person acting on its behalf has engaged, nor will engage, in any directed selling efforts to a U.S. Person with respect to the UEI Shares and the Seller and any person acting on his behalf have complied and will comply with the “offering restrictions” requirements of Regulation S under the Securities Act.
               (v) Seller acknowledges that the UEI Shares will be considered “restricted securities” within the meaning of Rule 144 under the Securities Act notwithstanding any resale transactions made in compliance with Rules 901 and 904 under Regulation S.
               (vi) Seller understands that any and all certificates representing the UEI Shares, if and when certificated, and any and all securities issued in replacement thereof or in exchange therefor shall bear the following legends or ones substantially similar thereto, which Seller has read and understands:
                    (A) “THE SECURITIES ARE BEING OFFERED AND SOLD TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”
                    (B) “TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”
              (vii) Seller consents to UEI making a notation on its records or giving instructions to any transfer agent of UEI in order to implement the restrictions on transfer of the UEI Shares set forth in this Section 2.2.
          2.3 Representations and Warranties of Buyer. Except as set forth on the Disclosure Schedules, Buyer hereby represents and warrants to Seller as follows:
            (a) Organization and Standing; Corporate Power and Authority. Buyer is a company duly organized, validly existing and in good standing under the laws of Hong Kong. Buyer has all requisite power and authority (including corporate) to enter into the Transaction Documents and perform its obligations hereunder and thereunder. The Transaction Documents have been, or upon execution thereof will be, duly executed and delivered by Buyer. The Transaction Documents constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to Laws of general application relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity. The Transaction Documents and the transactions contemplated thereby and hereby have been duly approved by all corporate action required by Law, and no other corporate proceedings on the part of Buyer or its shareholder(s) are necessary to authorize the Transaction Documents or to consummate the transactions contemplated thereby and hereby.
            (b) Conflicts; Defaults. Neither the execution and delivery of the Transaction Documents, nor the performance by Buyer of the transactions contemplated hereby or thereby, will violate, conflict with, or constitute a default under: (i) any of the terms of Buyer’s certificate of incorporation or bylaws, (ii) any provisions of, or result in the acceleration of any obligation under, any contract, sales commitment, license, purchase order, security agreement, mortgage, note, deed, lien, lease, agreement or instrument, or any order, judgment or decree, relating to the business or operations of Buyer, or by which Buyer is bound or (iii) any Law.
            (c) Brokers, Finders and Agents. Buyer is not directly or indirectly obligated to anyone as a broker, finder or investment banker in any other similar capacity in connection with this Agreement or the transactions contemplated hereby.

          2.4 Representations and Warranties of UEI. UEI hereby represents and warrants to Seller as follows:
            (a) Buyer has obtained a binding commitment for the provision of debt financing in an amount which, together with other funds available to Buyer, is sufficient to fund the transactions contemplated by this Agreement in accordance with the terms hereof.
            (b) The UEI Shares have been duly authorized and, when issued and paid for, will be validly issued, fully paid and non-assessable. The UEI Shares are not and will not be subject to the preemptive rights of any holders of any security of Buyer and all corporate action required to be taken for the authorization, issuance and sale of the UEI Shares has been duly and validly taken.
            (c) Except as disclosed in UEI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and all reports required to be filed by UEI under the ’34 Act, including pursuant to Section 13(a) or 15(d) thereof, since the date of such filing (the foregoing materials, all exhibits thereto, and all documents, reports and information incorporated therein by reference are collectively referred to herein as the “Commission Reports”), there are no legal or governmental actions, suits or proceedings pending or threatened to which UEI or any of its subsidiaries is or may be a party or of which property owned or leased by UEI or any of its subsidiaries is or may be the subject, or related to environmental or discrimination matters, which actions, suits or proceedings, would reasonably be expected, individually or in the aggregate to have a material adverse effect on UEI’s business, taken as a whole. Neither UEI nor any of its subsidiaries is a party or subject to the provisions of any injunction, judgment, decree or order of any court, regulatory body, administrative agency or other governmental body which would reasonably be expected, individually or in the aggregate, to have a material adverse effect on UEI’s business, taken as a whole.
            (d) UEI has filed all Commission Reports, for the two years preceding the date hereof on a timely basis or has received a valid extension of such time of filing and has filed any such Commission Reports prior to the expiration of any such extension. As of their respective dates, the Commission Reports complied in all material respects with the requirements of the ‘34 Act and the rules and regulations thereunder, and none of the Commission Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
            (e) All agreements required to be filed as exhibits to all reports required to be filed by UEI under the’34 Act” since the UEI’s most recent Annual Report on Form 10-K under Item 601 of Regulation S-K to which UEI or any of its subsidiaries is a party, have been filed by UEI as exhibits to such reports (the “UEI Material Contracts”). The UEI Material Contracts have been duly authorized, executed and delivered by UEI or its subsidiaries, constitute valid and binding agreements of UEI or its subsidiaries (as applicable) and are enforceable against UEI or its subsidiaries (as applicable) in accordance with their respective terms.
            (f) UEI has not, in the twelve (12) months preceding the date hereof, received notice from the Nasdaq Stock Market (the “Principal Market”) to the effect that UEI is not in compliance with the listing or maintenance requirements of the Principal Market. Except as described in the Commission Reports, UEI has no reason to believe that it will not in the foreseeable future continue to be in compliance or regain compliance in a timely manner, as the case may be, with all such listing and maintenance requirements. The issuance of the UEI Shares hereunder does not contravene the rules and regulations of the Principal Market. The Common Stock has been registered pursuant to Section 12(b) of the Exchange Act and is currently listed on the Principal Market.
            (g) The financial statements of UEI, together with the related schedules and the notes thereto, included in the Commission Reports comply in all material respects with applicable accounting requirements and the applicable requirements of the ‘34 Act as in effect at the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of UEI as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. Grant Thornton LLP, who has audited certain financial statements of UEI, have been appointed by UEI’s audit committee or by the Board of Directors, as the case may be.
            (h) UEI is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002, as amended, applicable to it, and the applicable rules and regulations promulgated thereunder by all government and regulatory authorities and agencies. UEI maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect thereto. UEI has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and Rule 15d-15 under the ‘34 Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and Rule 15d-15 under the ‘34 Act). UEI’s certifying officers have evaluated the effectiveness of UEI’s disclosure controls and procedures and UEI presented in its Form 10-K for the most recently ended fiscal year the conclusions of UEI’s certifying officers about the effectiveness of such disclosure controls and procedures.
            (i) None of UEI, its subsidiaries, any of their affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require the sale of any of the Securities pursuant to this Agreement to be registered under the ’33 Act, whether through integration with prior offerings or otherwise. None of the UEI, its subsidiaries, their Affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would (i) require the sale of any of the Securities pursuant to this Agreement to be registered under the ‘33 Act, except to the extent that the costs and obligations thereof are not borne by Seller, (ii) cause the sale of the UEI Shares pursuant to this Agreement to be integrated with other offerings in violation of the ‘33 Act or (iii) cause the issuance of UEI Shares to be subject to any stockholder approval requirement.
          2.5 Further Assurances by Buyer and UEI. Buyer and UEI shall use all best efforts to implement the provisions of this Agreement, and for such purpose, Buyer and UEI, at the request of Seller, at or after the Closing, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Seller such deeds, assignments, bills of sale, consents and other instruments and documents in addition to those required by this Agreement, in form and substance satisfactory to Seller, and take all such other actions, as Seller may reasonably deem necessary to (i) implement any provision of this Agreement, (ii) to more effectively transfer, convey and assign to Seller and its shareholders good and marketable title to, and to put Seller in actual possession and control of, all of the UEI Shares, free and clear of all Liens.
ARTICLE III
COVENANTS
          3.1 Closing. Closing shall occur simultaneously with the signing of this Agreement.
          3.2 Confidentiality. Seller shall, and shall cause its Affiliates, counsel, accountants, advisors, directors, officers, then-current employees, investment bankers, agents or other representatives, as applicable, to, hold in strict confidence and not use any information which remains after Closing in the possession of Seller or its Affiliates or their respective counsel, accountants, advisors, directors, officers, then-current employees, investment bankers, agents or other representatives, as applicable, concerning the Companies, their businesses and operations, the Assets or the terms and provisions of this Agreement and the transactions contemplated hereby. Seller shall not release or disclose any such information to any Person other than Buyer.
          3.3 Further Assurances. Seller shall use all best efforts to implement the provisions of this Agreement, and for such purpose, Seller, at the request of Buyer, at or after the Closing, shall, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, Consents and other instruments and documents in addition to those required by this Agreement, in form and substance satisfactory to Buyer, and take all such other actions, as Buyer may reasonably deem necessary to (i) implement any provision of this Agreement, (ii) to more effectively transfer, convey and assign to Buyer good and marketable title to, and to put Buyer in actual possession and operating control of, all of the Shares, free and clear of all Liens and (iii) allow Buyer to conduct the business and operations of the Companies, as applicable, in the ordinary course of business consistent with past practice from and after the Closing Date, including without limitation cooperating and coordinating with Buyer in connection with any litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to investigate, restrain, prohibit or materially modify, the transactions contemplated in this Agreement instituted by the FTC, the Antitrust Division of the DOJ or other Governmental Authorities under any applicable foreign antitrust of competition Laws.

          3.4 Maintenance of Existence; Adequate Funds. Seller shall preserve, renew and keep in full force and effect its existence, and shall not take any actions, including paying any dividends, that would render or is reasonably likely to render Seller Insolvent, or unable to pay and discharge its obligations hereunder, including those pursuant to ARTICLE VII hereof.
          3.5 Consents. Seller has caused and shall continue to cause the Companies to commence and use all best efforts to obtain or satisfy, promptly after the Closing at the earliest practicable date, all Consents set forth on Schedule 3.5. If any such Consents are not obtained and/or satisfied by the time of the Closing and Buyer in its sole discretion waives such requirement, then, at Seller’s sole expense, Seller shall continue to use all such best efforts to obtain the same.
          3.6 Transfer and Reorganization Taxes. While the Shares are not Hong Kong Stock (as defined in the Stamp Duty Ordinance (Cap. 117 of the Laws of Hong Kong), in the event that Hong Kong stamp duty shall be payable on the contract notes and the instrument of transfers in respect of the transfer of the Shares as contemplated by this Agreement (“Transfer Taxes”), it shall be born equally by Seller, on the one hand, and Buyer, on the other. Each Party shall file all necessary documentation in connection with the payment and reporting of Transfer Taxes.
ARTICLE IV
CERTAIN ADDITIONAL COVENANTS
          4.1 Expenses. Seller, on the one hand, and Buyer and UEI on the other hand, shall each bear their own legal, accounting, and other expenses (the “Expenses”) in connection with the negotiation, preparation and execution of the Transaction Documents and the transactions contemplated hereby and thereby.
          4.2 Press Releases and Disclosure. Save in respect of the notification by the Seller to the relevant Hong Kong regulatory authority of the entering into and closing of the transactions contemplated hereunder, no Party shall, and each Party shall cause its Affiliates, counsel, accountants, advisors, directors, officers, employees, investment bankers, agents and other representatives not to, issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions contemplated hereby to any third party without the consent of the other Parties hereto, which consent shall not be unreasonably withheld except (a) as required by law court order or judicial process and after conferring with the other parties concerning the timing and content of such required disclosure, and (b) in the case of Buyer or UEI, (i) as may be required of Buyer or UEI by, or as may be advisable under, applicable Securities and Exchange Commission laws, rules or regulations, by any, or as required by a stock exchange. Buyer and UEI shall consult in good faith with Seller prior to issuing a press release concerning this Agreement and the transactions contemplated hereby, but Seller’s consent is not required prior to issuing such press release.
          4.3 Government and other Regulatory Approvals. Each Party shall, and shall cause its appropriate respective Affiliates to, use all commercially reasonable efforts to obtain any authorizations, consents, novations, orders and approvals of, with or by any Governmental Authority for such Party necessary for the performance by such Party of its obligations under the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, including without limitation, in connection with any foreign antitrust or competition Laws and shall cooperate fully with each other in all reasonable respects in promptly seeking to obtain such authorizations, consents, orders and approvals. Neither Seller nor Buyer shall take any action that will have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals.
          4.4 Reporting Requirements and Furnishing of Information. As long as Seller and its shareholders owns the UEI Shares, UEI shall remain a “reporting issuer” as defined in Rule 902(i) to Regulation S, subject to ten (10) calendar days written notice otherwise by UEI to Seller. UEI further covenants that it will take such further commercially reasonable action as Seller may reasonably request, all to the extent required from time to time to enable Seller to sell the Securities without registration under the ‘33 Act within the limitation of the exemptions provided by Rule 144.
          4.5 Piggy-back Registrations. If at any time during which Seller holds the UEI Shares, there is not an effective registration statement covering the resale of UEI Shares by Seller or its permitted transferees, and UEI shall determine to prepare and file with the Commission a registration statement relating to an offering for its own account or the account of others under the ‘33 Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the ‘33 Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or its shares of common stock issuable in connection with stock option or other employee benefit plans, then UEI shall promptly send to Seller written notice of such determination and, if within fifteen days after receipt of such notice, Seller or its permitted transferees holding, in the aggregate, at least twenty (20%) percent of the UEI Shares issued as the Stock Portion hereunder shall so request in writing, UEI shall include in such registration statement all or any part of such UEI Shares not theretofore registered Seller requests to be registered, subject to customary underwriter cutbacks after any other holders of registration rights have been cutback in full. All expenses incurred in connection with any such registration of the UEI Shares shall be borne solely by UEI; provided that Seller or other transferee shall be solely responsible for any commissions, underwriting discounts or brokerage fees in connection with the sale of UEI Shares thereunder. Seller shall have the right to assign its rights under this Section 4.5 to any transferee of the UEI Shares, so long as the transfer is in compliance with an applicable exemption from the registration requirements of the ‘33 Act. In connection with any such registration, Seller or any permitted transferee shall be required to provide selling shareholder questionnaires and other customary documents as a condition to inclusion of such UEI Shares in the registration statement. Nothing contained herein shall prohibit UEI from determining, at any time, not to file a registration statement or, if filed, to withdraw such registration or terminate or abandon the offering related thereto. Notwithstanding anything in this Section 4.5 to the contrary, UEI shall not be obligated to include any UEI Shares issued hereunder in any registration statement in the event that the holder thereof may then sell all of such holder’s UEI Shares issued hereunder to the public in accordance with Rule 144 under the ‘33 Act or any successor provision thereof, without regard to any volume restrictions contained in such Rule 144.

          4.6 Post-Closing Operation of the Company. Subject to the terms of this Agreement, subsequent to the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company; provided, that through March 31, 2011, Buyer shall not, directly or indirectly, take any actions in bad faith that would have the purpose of increasing any amounts which may be payable to Buyer pursuant to Section 1.4(c) hereunder and shall allow Chan Tak Chung, Sin Kwong Sang and Ho Yin Ping to conduct the Company’s daily operation in a manner materially consistent with its past practice.
          4.7 Transfer of Shares to shareholders of Seller. UEI hereby acknowledges that the Seller intends to distribute the UEI Shares to its shareholders relying on exemption under Reg S, and UEI shall instruct its transfer agent to record the issuance of the UEI Shares accordingly.
          4.8 Removal of Restricted Legend. Upon expiration of the six month restriction period under Regulation S and Rule 144, UEI shall instruct its transfer agent to remove the restrictions related to the ‘33 Act from the UEI Shares and to re-issue such shares free of any restrictions under the ‘33 Act, to the extent Seller has submitted a written notice to UEI identifying the name of each holder of such shares and the number of such shares owned by each such holder and to the extent UEI has determined from such written notice that such shares are eligible to have such restrictions removed (such determination not to be unreasonably withheld, conditioned or delayed).
ARTICLE V
CLOSING DELIVERIES
          5.1 Seller’s Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Buyer (any of which may be waived exclusively by Buyer):
            (a) Original certificates evidencing ownership of the Shares and other documents to transfer title to the Shares to Buyer and instruments of transfer duly executed by Seller in favor of Buyer relating to transfer of the Shares.
            (b) A certificate signed by Seller to the effect that the following conditions have been fulfilled:
               (i) Representations and Warranties. Each of the representations and warranties of Seller made in Section 2 of this Agreement, (i) if specifically qualified by materiality, shall be true and complete as so qualified and (ii) if not qualified by materiality, shall be true and correct in all respects, in each case as of the Closing Date as though made at such time (except where any such representation or warranty is specific as of an earlier date, in which event it shall remain true and correct (as qualified, if applicable) as of such earlier date).
               (ii) Covenants. Seller shall have performed and complied in all respects with all covenants, obligations and agreements required to be performed or complied with by it on or prior to the Closing Date.

               (iii) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to investigate, restrain, prohibit or materially modify, the transactions contemplated in this Agreement shall have been instituted and not settled or otherwise terminated, including without limitation under any foreign antitrust or competition Laws.
          (c) An incumbency certificate by each officer or director of Seller who will execute a document in connection with the transactions contemplated hereby on behalf of Seller in the form set out in Exhibit D hereto.
          (d) (a) Certified copy of the resolution of the Board of Directors of Seller, authorizing and approving the transactions contemplated hereby and the execution and delivery of the Transaction Documents; (b) certified copy of the resolution of the shareholders of Seller, authorizing and approving the transactions contemplated hereby and the execution and delivery of the Transaction Documents; and (c) copy of Seller’s charter or constitutional documents, certified by a director of Seller, respectively, to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.
          (e) Resolutions of the board of directors of each Company approving the transfer of the Shares by Seller to Buyer and the change of directors.
          (f) Such other deeds, bills of sale, endorsements, assignments, affidavits, and other good and sufficient instruments of sale, assignment, conveyance and transfer in form and substance satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer good and marketable title in and to all of the Shares, free and clear of any and all Liens, and to allow Buyer to conduct the business and operations of the Companies in the ordinary course of business consistent with past practice from and after the Closing Date.
          (g) The Companies’ charter or constitutional documents, certified by a director or the corporate secretary of each of the Companies, and the legal representative of the Gemstar Companies to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.
          (h) The Non Competition Agreement in the form attached hereto at Exhibit B (the “Non Competition Agreement”) executed by Seller and Lau Luen Hung Thomas.
          (i) [Intentionally omitted.]
          (j) A Key Employee Employment Agreement, in the form attached hereto as Exhibit C, executed by each of Chan Tak Chung, Sin Kwong Sang and Ho Yin Ping.
          (k) Letters effecting the resignation from the Board of Directors of each Company from each director thereof.
          (l) The Books and Records.
          (m) The Disclosure Schedules.

          5.2 Buyer’s Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Seller (any of which may be waived exclusively by Seller):
            (a) Confirmation from the transfer agent of UEI that the transfer agent has recorded the issuance of the UEI Shares to Seller.
            (b) A certificate signed by Buyer to the effect that the following conditions have been fulfilled:
               (i) Representations and Warranties. Each of the representations and warranties of Buyer made in Sections 2.3 and 2.4 of this Agreement (i) if specifically qualified by materiality, shall be true and complete as so qualified and (ii) if not qualified by materiality, shall be true and correct in all material respects, in each case as of the Closing Date as though made at such time (except where any such representation or warranty is specific as of an earlier date, in which event it shall remain true and correct (as qualified, if applicable) as of such earlier date).
               (ii) Covenants. Buyer shall have performed and complied in all respects with all covenants and agreements required to be performed or complied with by it at or prior to the Closing Date.
               (iii) No Proceeding or Litigation. No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to investigate, restrain, prohibit or materially modify, the transactions contemplated in this Agreement shall have been instituted and not settled or otherwise terminated, including without limitation under any foreign antitrust or competition Laws.
            (c) An incumbency certificate of each officer of Buyer who has executed or will execute a document in connection with the transactions contemplated herein on behalf of Buyer.
            (d) A copy of (i) the resolutions of the Board of Directors of Buyer authorizing and approving the transactions contemplated hereby and the execution and delivery of the Transaction Documents and (ii) Buyer’s certificate of incorporation and bylaws, all certified by the corporate Secretary of Buyer to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.
            (e) Evidence of the payment of the Base Cash Portion in the manner and the amount set forth in Section 1.2(a) and confirmation from UEI’s transfer agent that the UEI Shares have been issued to Seller and recorded accordingly.
            (f) Evidence that the UEI Shares represents the approximate percentage of the outstanding share capital of UEI set forth in Section 1.2.

ARTICLE VI
[INTENTIONALLY OMITTED]
ARTICLE VII
SURVIVAL; INDEMNIFICATION
     7.1 Survival of Provisions; Assertion of Claims.
          (a) The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing Date, save that (i) claims for breach of warranties in respect of Sections 2.1(a) (Organization and Standing; Power and Authority; Enforceability), 2.1(d) (Capitalization), 2.1(e) (Title to the Shares) and 2.1(v) (Taxes) shall be made within the period of forty two (42) months after the Closing Date and (ii) fraud and material misrepresentation shall be subject to statutory limitation period (the representations and warranties set forth in (i) and (ii) of this proviso the “Fundamental Representations”). The date upon which any representation, warranty contained herein shall terminate, if any, is referred to herein as the “Survival Date.”
          (b) Assertion of Claims. Notwithstanding any provision to the contrary, no claim shall be brought under this ARTICLE VII unless the Indemnified Party, at any time prior to the applicable Survival Date, gives the Indemnifying Party(ies) a Claim Notice pursuant to Section 7.4 in respect of such claim or in respect of a Third Party Claim the existence of which might give rise to a claim.
     7.2 Indemnity Obligations
          (a) Indemnity by Seller. Subject to Section 7.3 hereof, Seller shall indemnify, defend and hold harmless Buyer and UEI (collectively, the “Buyer Indemnitees” provided that there shall not be any double claim against the Buyer) from and against any and all Damages arising out of or resulting from:
               (i) Any inaccuracy in or breach of any representation or warranty made by Seller in this Agreement (including the Disclosure Schedules) as of the date hereof and as of the Closing; and
               (ii) The failure of Seller to perform or observe any covenant, agreement or condition to be performed or observed by Seller, pursuant to this Agreement.
          (b) Indemnity by Buyer. Buyer shall indemnify, defend and hold harmless Seller from and against any and all Damages arising out of or resulting from:
               (i) Any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement (including the Disclosure Schedules) as of the date hereof and as of the Closing; and

               (ii) The failure of Buyer to perform or observe any covenant, agreement or condition to be performed or observed by Buyer, pursuant to this Agreement.
     7.3 Limitations on Indemnification. The Buyer Indemnitees shall not have the right to be indemnified pursuant to Section 7.2 unless and until the Buyer Indemnitees shall have incurred on a cumulative basis since the Closing Date aggregate Damages in an amount exceeding One Million Dollars ($1,000,000) (the “Basket”), in which event the right to be indemnified shall be for Damages incurred by Buyer for the entire amount of such Damages, including the amount up to the Basket, up to Twelve Million and Five Hundred Dollars ($12,500,000) (the “Cap”); provided, however, that in no event shall the limitations in respect of the Basket and the Cap set forth in this Section 7.3 apply to the rights of the Buyer Indemnitees to be indemnified for fraudulent or willful breaches or to the Buyer Indemnitees’ rights to indemnification pursuant to Section 7.2 in respect of the Fundamental Representations or the indemnities set forth in Sections 7.2(a)(ii).
     7.4 Notice of Claims. In the event an Indemnified Party wishes to make a claim for Damages (a “Claim”) under Section 7.2, such Indemnified Party shall give a written notice (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall state the nature and basis of such Claim and the amount thereof to the extent known. If such Claim relates to any assertion by any third party of any claim or of the commencement by any such third party of any action (a “Third Party Claim”) with respect to which an Indemnifying Party(ies) is/are or may be obligated to provide indemnification, the Indemnified Party shall give a Claim Notice to the Indemnifying Party, within thirty (30) Business Days of receipt of notice of such Third Party Claim (or such shorter period as may be warranted under the circumstances, such as in the case of emergency proceedings or when a response to a notification must be given within a period in order to avoid a forfeiture of rights); provided, however, that no delay on the part of the Indemnified Party or Indemnified Parties shall relieve the Indemnifying Party or Indemnifying Parties (as the case may be) from any Liability hereunder so long as the Claim Notice is served prior to Survival Date.
     7.5 Third Party Claims.
          (a) Initial Procedure. An Indemnifying Party shall have fifteen (15) Business Days after receipt of a Claim Notice in respect of a Third Party Claim to acknowledge in writing responsibility for the defense of such Third Party Claim and undertake, conduct and control, through counsel of its own choosing, which counsel shall be reasonably satisfactory to such Indemnified Party (or Indemnifying Parties, as the case may be), and at the Indemnifying Party’s (or Indemnifying Parties, as the case may be) sole expense, the settlement or defense thereof; provided, however, that the Indemnifying Party, or Indemnifying Parties, as the case may be, shall not have the right to assume the defense of any Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the Third Party Claim seeks only an injunction or other equitable relief, (ii) the Indemnified Party shall have been advised in writing by counsel that there are one or more legal or equitable defenses available to it which are different from or in addition to those available to the Indemnifying Party (or Indemnifying Parties, as the case may be), and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party (or Indemnifying Parties, as the case may be) could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying

Party (or Indemnifying Parties, as the case may be) which written advice (or a summary thereof) shall be provided to the Indemnifying Party promptly after receipt by the Indemnified Party, (iii) in the reasonable determination of the Indemnified Party, which determination shall be provided in writing to the Indemnifying Party promptly after having made such action or proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Party (or Indemnifying Parties, as the case may be) or (iv) the Indemnifying Party shall not have assumed the defense of the Third Party Claim in a timely fashion (which shall not in any event be less than 15 Business Days).
          (b) Participation by Indemnified Party. If the Indemnifying Party shall assume the defense of a Third Party Claim as provided herein, the Indemnifying Party shall permit the Indemnified Party to participate in the settlement or defense of such claim through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party. No Indemnifying Party shall under any circumstances whatsoever consent to the entry of any judgment, pay or make any settlement of any claims without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).
          (c) Assumption of Defense by Indemnified Party. If the Indemnifying Party, or the Indemnifying Parties, as the case may be, does not or do not notify the Indemnified Party within the applicable period specified above after receipt of the Claim Notice that it or they (as the case may be) elect to undertake the defense of the Third Party Claim described therein, or the Indemnifying Party (or Indemnifying Parties, as the case may be) is or are otherwise restricted from so assuming the defense as a result of the application of the proviso to Section 7.5(a), (i) the Indemnified Party shall have the right to defend the Third Party Claim but shall not consent to the entry of any judgment, pay or settle such Third Party Claim without the prior written consent of the Indemnifying Party or the Indemnifying Parties, as the case may be, which consent shall not be unreasonably withheld, (ii) the Indemnifying Party (or Indemnifying Parties, as the case may be) shall reimburse the Indemnified Party promptly and periodically for the costs properly incurred in defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party (or Indemnifying Parties, as the case may be) will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this ARTICLE VII.
     7.6 Objection to Claim Notice. If any Indemnifying Party wishes to object to a Claim or Third Party Claim made in a Claim Notice, such Indemnifying Party shall give a written objection (an “Objection”) to the Indemnified Party within thirty (30) Business Days after receipt of such Claim Notice expressing such Objection and explaining in detail and in good faith the basis thereof. The objecting Indemnifying Party and the Indemnified Party shall meet within fifteen (15) Business Days following receipt by the Indemnified Party of such Objection to agree on the rights of the respective parties with respect to each of such Claim or Third Party Claim. If such Parties should reach an agreement, a memorandum setting forth such agreement shall be prepared and signed by all such Parties. If such Parties do not reach such an agreement within such fifteen (15) Business Day period, then the matter shall be resolved in accordance with Section 8.1 hereof.

     7.7 Payment. The payment of any sum due or payable by Seller under this Article VII shall (i) be made in immediately available funds by bank wire transfer to an account designated in writing by Buyer, the payment of which shall be secured by the Holdback Amount, in accordance with the terms and provisions of Section 1.2(a) (until the expiration of the Holdback Period in respect of claims where Claim Notices have been served prior to the Survival Date and subject to that portion of the Holdback Amount that has been segregated to cover any such pending Claims) and (ii) be paid as follows:
          (a) Third Party Claims. In connection with a Third Party Claim, no later than five (5) Business Days (a) after expiration of such fifteen (15) Business Day period set forth in Section 7.5(a) if an Indemnifying Party(ies) fail(s) to respond to the relevant Claim Notice, (b) after a final non appealable award against an Indemnifying Party(ies) has been rendered, (c) after final settlement of a Claim Notice has been reached, as determined by mutual agreement of the applicable Parties in accordance with Section 7.5(a) or (d) after an Indemnifying Party(ies) is/are determined to be under the obligation to pay the relevant Damages as resolved between Buyer and Seller(s) pursuant to Section 8.1.
          (b) Direct Claims. In connection with a direct (non Third Party) Claim, no later than five (5) Business Days (a) after expiration of such fifteen (15) Business Day period set forth in Section 7.5 (a) if and Indemnifying Party(ies) fail(s) to respond to the relevant Claim Notice, (b) after final settlement of a Claim Notice has been reached, as determined by mutual agreement of the applicable Parties in accordance with Section 7.6 or (c) after an Indemnifying Party(ies) is/are determined to be under the obligation to pay the relevant Damages as resolved between Buyer and Seller(s) pursuant to Section 8.1.
          (c) Payment Recourse. The Parties agree that the Buyer Indemnitees’ rights to indemnification payments pursuant to Section 7.2(a) shall be made (i) until the release of the entire Holdback Amount in accordance with the terms of Section 1.2(a), from the Holdback Amount in the amount of such Damages incurred by Buyer; and (ii) following the release of the entire Holdback Amount, or if such Damages exceed in whole or in part the amount of cash available in the Holdback Amount by Seller to Buyer in the amount of such Damages incurred by Buyer which cannot be discharged through payment made by from the Holdback Amount.
     7.8 No Limitation on Rights to Indemnification. Seller acknowledges that save as set out in the Transaction Documents (including the disclosure letter), no due diligence investigation, review and analysis performed by Buyer and its representatives, nor any knowledge of Buyer gained during such investigation, review and analysis that would provide Buyer with knowledge as to the accuracy or inaccuracy of the representations and warranties of Seller contained in ARTICLE II shall in any way limit or be deemed to limit the right of Buyer Indemnitees to indemnification hereunder.

ARTICLE VIII
GENERAL
          8.1 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of Hong Kong and the Parties hereto submit to the non-exclusive jurisdiction of the Hong Kong courts.
          8.2 Schedules, Addenda and Exhibits. All schedules, addenda and exhibits attached to this Agreement, including without limitation the Disclosure Schedules, are incorporated herein and shall be part of this Agreement for all purposes.
          8.3 Amendments. This Agreement may be amended only by a writing executed by all of the Parties.
          8.4 Entire Agreement. The Transaction Documents set forth the entire understanding of the Parties with respect to the subject matter hereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the Parties, save in respect of the confidentiality undertaking by UEI to Seller dated September 13, 2010.
          8.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of each Party, but, no rights, obligations or liabilities hereunder shall be assignable by Buyer without the prior written consent of Seller or by Seller without the prior written consent of Buyer, and any purported assignment in violation of this Section 8.5 shall be null and void ab initio.
          8.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument.
          8.7 Waivers. Except as otherwise provided herein, either Party may waive in writing compliance by the other Parties hereto with any of the terms, covenants or conditions contained in this Agreement (except such as may be imposed by law). Any waiver by any Party of any violation of, breach of, or default under, any provision of this Agreement, by the other Party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.
          8.8 Third Parties. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than Buyer and Seller any rights or remedies under or by reason of this Agreement.
          8.9 Headings. The headings in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.
          8.10 Gender and Number; Section and Article References. The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates. References to “$” or “dollars” shall be to United States dollars. References to “HK$” shall be to Hong Kong dollars. All references to Articles or Sections refer to Articles or Sections of this Agreement, unless otherwise stated.
          8.11 Time of Essence. Time is of the essence for each and every provision of this Agreement, including without limitation Section 3.1.
          8.12 Interpretation. No Party, nor its counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any Party.
          8.13 Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when received if personally delivered, (b) within five (5) days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) within twelve (12) hours after being sent by telecopy, with confirmed answer back, or (d) within one (1) business day of being sent by priority delivery by established overnight courier, to the Parties at their respective addresses set forth below:

To Seller:	CG International Holdings Limited c/o Sogo Hong Kong Co. Ltd. 20/F, East Point Centre 555 Hennessy Road Hong Kong Fax: 852 2831 4623

With a copy to:	Richards Butler 20th Floor, Alexandra House 16-20 Chater Road Hong Kong Fax: 852 2810 0664 Attention: Ms. Janet Cheung

To Buyer:	UEI Hong Kong Private Limited Unit 2105-2107, Level 21, Tower 2, Grand Central Plaza 138 Shatin Rural Committee Road, Shatin, New Territories Hong Kong Attention: Richard A. Firehammer, Jr., Esq.

With a copy to:	UEI Hong Kong Private Limited c/o Universal Electronics 6101 Gateway Drive Cypress, California 90630 Attention: Paul D. Arling, Chairman Fax: +1 (714) 820-1135

Universal Electronics Inc. 8350 Devon Court Chagrin Falls, Ohio 44023 Attention: Richard A. Firehammer, Jr., Esq. Fax: +1 (440) 708-0721

Jones Day 555 South Flower Street, 50th Floor Los Angeles, CA 90071 Attention: Chelsea A. Grayson, Esq. Fax: +1 (213) 243-2539
To UEI:	Universal Electronics Inc. 8350 Devon Court Chagrin Falls, Ohio 44023 Attention: Richard A. Firehammer, Jr., Esq. Fax: +1 (440) 708-0721

With a copy to:	Jones Day 555 South Flower Street, 50th Floor Los Angeles, CA 90071 Attention: Chelsea A. Grayson, Esq. Fax: +1 (213) 243-2539
     Any Party by written notice to the others given in accordance with this Section 8.13 may change the address or the Persons to whom notices or copies thereof shall be directed.
          8.14 Process Agents.
            (a) Seller hereby irrevocably appoints Ms. Ivy Lam of 20/F, East Point Centre, 555 Hennessy Road, Hong Kong, as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of Seller in Hong Kong for this purpose, Seller shall promptly appoint a successor agent satisfactory to the other Parties, notify the other Parties thereof and deliver to the other Parties a copy of the new process agent’s acceptance of appointment, provided that until the Parties receive the notification, it/they shall be entitled to treat the agent named above (or its said successor) as the agent of Seller for the purposes of this section. Seller agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at his address for the time being in Hong Kong whether or not such agent gives notice thereof to Seller.
            (b) UEI hereby irrevocably appoints UEI Hong Kong Private Limited of the address set forth in Section 8.13 above as its agent to receive and acknowledge on its behalf service of any writ, summons, order, judgment or other notice of legal process in Hong Kong. If for any reason the agent named above (or its successor) no longer serves as agent of UEI in Hong Kong for this purpose, UEI shall promptly appoint a successor agent satisfactory to the other Parties, notify the other Parties thereof and deliver to the other Parties a copy of the new process agent’s acceptance of appointment, provided that until the Parties receive the notification, it/they shall be entitled to treat the agent named above (or its said successor) as the agent of UEI for the purposes of this section. UEI agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service at his address for the time being in Hong Kong whether or not such agent gives notice thereof to UEI.

     IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the date first written above.

SELLER:

CG INTERNATIONAL HOLDINGS LIMITED

By:

Name:
Title:

BUYER:

UEI HONG KONG PRIVATE LIMITED

By:

Name: Mark S. Kopaskie
Title: Director and Legal Representative

UNIVERSAL ELECTRONICS INC.

By:

Name: Paul D. Arling
Title: Chief Executive Officer
[Signature Page to Stock Purchase Agreement]

ANNEX A
Definitions
“Account” has the meaning set forth in Section 1.2(a).
“Affiliate” means any Person that directly, or indirectly through one or more Persons, controls, is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the Introduction.
“Assets” means the tangible properties, the real properties and the business intellectual property, collectively.
“Auditors” means Deloitte Touche Tohmatsu, Hong Kong.
“Base Cash Portion” has the meaning set forth in Section 1.2.
“Basket” has the meaning set forth in Section 7.3.
“Books and Records” means all of the following that pertain to each of the Companies or their respective businesses and that are in the possession of any Company: books, records, manuals and other materials, accounting books and records, continuing property records for property, plant and equipment, files, computer tapes, disks, other storage media and records, advertising matter, catalogues, price lists, correspondence, mailing lists, lists of customers and suppliers, distribution lists, photographs, sales and promotional materials and records, purchasing materials and records, personnel records, employee handbooks, policies, rules or procedures, credit records, quality control records and procedures, research and development files, records, data, trademark files and disclosures, media materials and plates, sales order files and copies of litigation files and instruments relating to real property.
“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in Los Angeles, California are not required to be open.
“Business Intellectual Property” has the meaning set forth in Section 2.1(p).
“Buyer” has the meaning set forth in the Introduction.
“Buyer Indemnitees” has the meaning set forth in Section 7.2(a).
“BVI Companies” means CG Group and CG Asia.
“Cap” has the meaning set forth in Section 7.3.
“CG Asia” has the meaning set forth in Section 2.1(a)(ii).

1

“CG Asia Shares” has the meaning set forth in Section 2.1(d)(ix).
“C.G. Development” means C.G. Development Limited, a limited liability company organized under the Laws of Hong Kong.
“C.G. Development Shares” has the meaning set forth in Section 2.1(d)(iii).
“CG Group” means CG Group Limited, a company organized under the Laws of the British Virgin Islands.
“CG Group Shares” has the meaning set forth in Section 2.1(d)(vii).
“C.G. Technology” means C.G. Technology Limited, a limited liability company organized under the Laws of Hong Kong.
“C.G. Technology Shares” has the meaning set forth in Section 2.1(d)(ii).
“C.G. Timepiece” has the meaning set forth in Section 2.1(a)(ii).
“C.G. Timepiece Shares” has the meaning set forth in Section 2.1(d)(viii).
“Claim” has the meaning set forth in Section 7.4.
“Claim Notice” has the meaning set forth in Section 7.4.
“Closing” has the meaning set forth in Section 1.1(b).
“Closing Date” has the meaning set forth in Section 1.1(b).
“Companies” means Enson and the Subsidiaries and “Company” shall be construed accordingly.
“Company Earnings” means Enson’s consolidated profit before tax for the fiscal year ending March 31, 2011 excluding the following items: investment income, other income, other expenses, other gains and losses and interest expenses (which items shall have the same definition as per Enson’s audited consolidated financial statements for the fiscal year ended March 31, 2010) in accordance with the Company Earnings Principles and adjusted in accordance with the agreed adjustment as set out in Annex C, excluding net sales to UEI multiplied by standard gross margin of UEI’s products equal to 16% less allocated operating expenses. Allocated operating expenses will be determined by the following equation: consolidated operating expenses as a percentage of consolidated net sales multiplied by 75% multiplied by net sales to UEI.
“Company Earnings Principles” means those accounting principles, practices, methodologies and policies as set out in the latest audited consolidated financial statements of Enson.
“Commission” means the United States Securities and Exchange Commission.
“Consents” means consents, novations, approvals, authorizations, requirements (including filing and registration requirements), waivers and agreements.

2

“Contested Claim” has the meaning set forth in Section 1.2(a)(i).
“Damages” means any and all claims, actions, losses, obligations, costs, expenses, settlement payments, awards, damages, judgments, fines, penalties and other Liabilities of any kind or nature whatsoever, including without limitation reasonable attorneys’, accountants’ and experts’ fees.
“Direct Subsidiary Shares” has the meaning set forth in Section 2.1(e)(ii).
“Disclosure Schedules” has the meaning set forth in Section 2.1.
“DOJ” means the United States Department of Justice.
“Employee Plan” or “Employee Plans” has the meaning set forth in Section 2.1(s).
“Enson” has the meaning set forth in the Introduction.
“Environmental Laws” means the applicable Law of any Governmental Authority relating to the prevention of pollution, regulating transportation, storage, discharge or emission of Hazardous Materials, remediation of contamination, protection of natural resources or the environment, preservation of environmental quality or the protection of human health or worker safety.
“Environmental Matters” means matters relating to the environment, the protection of human health and worker safety, or the generation, use, storage, handling or disposal of Hazardous Materials.
“Expenses” has the meaning set forth in Section 4.1.
“Financial Statements” has the meaning set forth in Section 2.1(a)(i).
“First Determination Date” means the earlier of (i) in the event that neither Seller nor Enson provides a Dispute Notice pursuant to Section 1.3(a)(i), five (5) Business Days after the date the Auditor delivers its report to Enson and Seller, (ii) the date Enson and Seller otherwise agree in writing upon the Auditor’s report or (iii) the date a final, nonappealable judgment has been rendered pursuant to Section 8.1 resolving all disputed issues in respect of the report as raised in the Dispute Notice.
“First Reference Amount” has the meaning set forth in Section 1.3(d).
“FTC” means the Federal Trade Commission.
“Fundamental Representation” has the meaning set forth in Section 7.1(a).
“Gemstar (China)” has the meaning set forth in Section 2.1(a)(iii).
“Gemstar (China) Interests” has the meaning set forth in Section 2.1(d)(iv).
“Gemstar Companies” has the meaning set forth in Section 2.1(a)(iii).

3

“Gemstar Polyfirst” means Gemstar Polyfirst Limited, a limited liability company organized under the Laws of Hong Kong.
“Gemstar Polyfirst Shares” has the meaning set forth in Section 2.1(d)(vi).
“Gemstar (Yangzhou)” has the meaning set forth in Section 2.1(a)(iii).
“Gemstar (Yangzhou) Interests” has the meaning set forth in Section 2.1(d)(iv)2.1(d)(v).
“Governmental Authority” means any government or state or any subunit thereof, multinational, foreign or domestic, federal, state or local governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court of any government or state or similar body or instrumentality, any governmental tribunal or other instrumentality.
“Hazardous Materials” means each substances designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law including, without limitation, any asbestos, mold, lead-based paint, polychlorinated biphenyls, urea formaldehyde foam insulation, and petroleum or any fraction of petroleum.
“Holdback Amount” has the meaning set forth in Section 1.2(a).
“Holdback Period” has the meaning set forth in Section 1.2(a).
“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.
“HK$” means Hong Kong dollars, the lawful currency of Hong Kong.
“HKFRS” means the Hong Kong Financial Reporting Standards.
“Hong Kong Companies” means C.G. Technology, C.G. Development, Gemstar Polyfirst and C.G. Timepiece.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means all (i) liabilities and obligations for borrowed money or evidence by notes, bonds (including surety bonds and similar obligations) or similar instruments, (ii) obligations in respect of deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business consistent with past practice), (iii) obligations in respect of capitalized leases, (iv) obligations under interest rate cap agreements, interest rate swap agreements, foreign currency exchange contracts or other hedging contracts and (v) any guarantee of the obligations of another Person with respect to any of the foregoing.
“Indemnified Party” means any Party entitled to be indemnified pursuant to ARTICLE VII hereof.

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“Indemnifying Party” means any Party obligated to provide indemnification pursuant to ARTICLE VII hereof.
“Insolvent” means: (i) any event in which either Seller is unable to pay its debts as they mature; (ii) the sum of the assets and properties of a Seller at a fair valuation are less than its debts and other Liabilities; (iii) any event in which a Seller is required to make an assignment for the benefit of creditors; (iv) any event in which a Seller shall be required to file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent, or shall be required to file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall be required to file any answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding; or (v) any event in which a Seller shall be required to seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of it or of all or any substantial part of its properties.
“Intellectual Property” means all intellectual property rights and related priority rights, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including all (i) patents and patent applications, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing on any of the foregoing, and all reissues, reexaminations, substitutions, renewals and extensions of any of the foregoing (collectively, “Patents”), (ii) trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing (collectively, “Marks”), (iii) Internet domain names, (iv) copyrights, works of authorship, including rights in databases, data collections and moral rights, and all registrations, applications, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”), (v) mask works and mask sets, and all applications and registrations of any of the foregoing (collectively, “Mask Works”) and (vi) confidential and proprietary information, trade secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, designs (including circuit designs and layouts), drawings, specifications, databases, data collections and other information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”).
“Knowledge” means, with respect to Seller, the knowledge of the directors, officers and executives of Seller after due inquiry, which knowledge will include the knowledge such Persons would have had after due inquiry of the responsible officers and employees of Seller and the Companies and their counsel and accountants.
“Law” means any applicable law, order, statute, rule, regulation, ordinance or other act of a legally binding nature of domestic and foreign federal, state and local Governmental Authorities in force and effect from time to time.

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“Lease” has the meaning set forth in 2.1(g)(i).
“Leased Real Property” has the meaning set forth in 2.1(g)(i).
“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute, fixed or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted, including without limitation arising out of litigation, actions, suits, claims or proceedings.
“Lien” means any and all liens, equities, claims, prior assignments, mortgages, charges, security interests, pledges, options, conditional sales contracts, collateral security arrangements and other title retention arrangements, whether voluntarily incurred or arising by operation of law.
“Material Customer” being the ten (10) largest customers of the Companies during the six (6) month period ended September 30, 2010.
“Material Supplier” being the ten (10) largest suppliers of the Companies during the six (6) month period ended September 30, 2010.
“Net Assets” means the amount by which, as of the Closing Date (i) consolidated assets of Enson exceed (ii) consolidated liabilities of Enson, in each case determined in accordance with the Net Assets Principles and adjusted in accordance with the agreed adjustment as set out in Annex C.
“Net Assets Principles” means those accounting principles, practices, methodologies and policies as set out in the latest audited consolidated financial statements of Enson.
“Non Competition Agreement” has the meaning set forth in Section 5.1(g).
“Objection” has the meaning set forth in Section 7.6.
“Owned Real Property” has the meaning set forth in 2.1(g)(i).
“Party” or “Parties” has the meaning set forth in the Introduction.
“Permit” means any license, permit, approval, authorization, variance, waiver or consent issued to any Company by any Governmental Authority.
“Permitted Liens” means (i) Liens for Taxes not delinquent or the validity of which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the face of the Financial Statements reflecting the full amount of such contested Taxes, (ii) statutory landlord’s, mechanic’s, materialmen’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth on the face of the Financial Statements and (iii) with respect to any Real Property, easements, covenants and other restrictions of record which do not materially affect the use or value of such Real Property.

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“Person” means and shall be construed broadly and includes without limitation a or an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority.
“PRC” means the People’s Republic of China, for the purpose of this Agreement, does not include Hong Kong, Macau and Taiwan.
“Prime Rate” means a fixed annual rate equal to the “Prime Rate” as reported in The Wall Street Journal.
“Purchase Price” has the meaning set forth in Section 1.2.
“Real Property” has the meaning set forth in 2.1(g)(i).
“Related Person” means a member of the family of a Person or a stockholder, director or executive of a Person, or any entity (including trusts or family limited liability companies, etc.) owned by or for the benefit of a Person or a stockholder, director or executive of a Person or members of the family thereof. For this purpose, the term family means spouses, parents, siblings, children or trusts for the benefit of any such Person.
“Release” means any spilling, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the environment.
“Release Date” has the meaning set forth in Section 1.2(a).
“Second Determination Date” means the earlier of (i) in the event that neither Seller nor Enson provides a Dispute Notice pursuant to Section 1.4(a), five (5) Business Days after the date the Auditor delivers the Audited Accounts and the Companies Earnings to Enson and Seller, (ii) the date Enson and Seller otherwise agree in writing upon the Audited Accounts and the Company Earnings or (iii) the date a final, nonappealable judgment has been rendered pursuant to Section 8.1 resolving all disputed issues in respect of the Audited Accounts and the Company Earnings as raised in the Dispute Notice.
“Second Reference Amount” has the meaning set forth in Section 1.4(d).
“Segregated Funds” has the meaning set forth in Section 1.2(a)(i).
“Seller” has the meaning set forth in the Introduction.
“Seller’s Account” has the meaning set forth in Section 1.2(a).
“Shares” means that number of shares of Enson that constitute all of the issued share capital of Enson as at the Closing Date.
“Stock Portion” has the meaning set forth in Section 1.2.

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“Subsidiary” or “Subsidiaries” means the following entities: Gemstar Polyfirst, C.G. Technology, C.G. Development, Gemstar (China), Gemstar (Yangzhou), CG Group, C.G. Timepiece and CG Asia.
“Survival Date” has the meaning set forth in Section 7.1(a).
“Tangible Property” has the meaning set forth in Section 2.1(f).
“Tax” or “Taxes” means all net income, gross income, gross receipts, sales, use, personal property, real property, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, customs duties, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).
“Tax Return” means any declaration, statement, report, return or other document or information required to be filed or supplied with respect to Taxes to any Governmental Authority including any amendment thereof.
“Third Party Claim” has the meaning set forth in Section 7.4.
“Transaction Documents” means this Agreement and all other agreements and instruments executed or delivered by Seller in connection herewith.
“Transfer Taxes” has the meaning set forth in Section 3.6.
“UEI” has the meaning set forth in the Introduction.
“UEI Shares” has the meaning set forth in Section 1.2.

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ANNEX B
[INTENTIONALLY OMITTED]

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ANNEX C
Agreed Adjustments to Auditors on the Calculation
of the Net Assets and Earnings Adjustment
Property, plant and equipment
No item will be derecognised through Mar 31, 2011 including 7 ultra sonic welding machines, 4 the temporary warehouses in Panyu and the 2 dormitory buildings in Yangzhou.
Leasehold land and buildings under development for future owner-occupied purpose
Depreciation on the new staff quarter and warehouse in Gemstar Yangzhou will start when the completion permit is issued by relevant authority.
Revenue recognition
Sale of materials and spare parts and samples is recognised when the invoice is despatched to customers.
Tooling income is recognised when services are provided and accepted by customers. This arises when payment is received from customers.
Interest income from a financial asset is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate offered by relevant bank, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.
Club debenture
No impairment loss as at March 31, 2011.
Impairment loss on tangible and intangible assets
No impairment loss through March 31, 2011.
Financial instruments
Financial assets and financial liabilities are stated at cost except for accounts receivables.
Allowance for trade receivables
Allowance for trade receivables are provided on the following basis:-
a. No adjustment on tooling income.
b. trade receivables (UEI excluded) — 20% of due over 120 days

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Inventory valuation method and impairment
The followings are the basis for identifying slow-moving and obsolete inventories:-
(1)	Raw materials and work in progress — 20% materials held between 7 to 12 months 50% for over 12 months

(2)	Finished goods — 50% of finished goods held over 12 months
Provision for Social insurance, Housing Fund and Severance Payment
The provision and payment basis of social insurance and housing fund are same as those at August 31, 2010.
Estimated bonus (other than double pay)
Not more than HK$4 million for the year ended Mar 31, 2011.
Others
Any administrative or overhead expenses allocated from the head office or other units of UEI and other expenses which will not be incurred by the Companies but the consolidation of the Companies into UEI shall be disregarded.
Any claims (including but not limited to claims from workers and employees and claims from relevant authority) in respect of PRC labour issues shall not be deductible from the current year operating income so long as the same could be covered by the pool of provisions made by the Company in the prior years.

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EXHIBIT A
[Intentionally omitted.]

1

EXHIBIT B
Form of Non Competition Agreement
— Attached —

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EXHIBIT C
Form of Key Employee Employment Agreement
— Attached —

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EXHIBIT D
Form of Certificate by Officer